SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2008

Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887
(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17304 Preston Road, Suite 975, Dallas, Texas                    75252
(Address of principal executive offices)       (Zip Code)

Registrant’s telephone number, including area code (972) 381-4699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

Cistera Networks, Inc. has determined the need to restate its historical financial statements for the quarter ended September 30, 2007. The restatement is required because of an error made in accounting for debt conversion expenses related to a private placement, and an error made in accounting for outstanding shares of common stock from the corporate restructuring in August 2004. The required restatement also includes a balance sheet reclassification of accrued interest on convertible debt that is due in more than one year from current liabilities to long-term liabilities.

The restatement will not affect reported cash balances or liquidity. The effect on the second quarter of fiscal year 2008 will be a $135,825 increase in the reported net loss, and an increase of 284,516 in the number of ending and weighted average common shares outstanding as of September 30, 2007. Basic and diluted loss per share for the three and six month periods ended September 30, 2007 will increase by $0.01, to $0.08 and $0.13 per share, respectively. The restatement of debt conversion expenses will not affect gross profit and gross profit margins.

Rigorous new financial and accounting processes and procedures that have been implemented as a result of the internal review by management in the second quarter of fiscal year 2008 are expected to ensure proper accounting for debt conversion expenses and shareholders equity in the future.

The Company intends to file an amended quarterly report containing the restated financial results with the Securities and Exchange Commission. The restated financial results for the second quarter of fiscal year 2008 and the amended 10-QSB for the second quarter of fiscal year 2008 will be filed no later than January 25, 2008.

Item 9.01  Financial Statements and Exhibits.

(d)            Exhibits.

99.1            Press Release dated January 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.
Date:  January 25, 2008
  /s/ Derek Downs
Derek Downs, Chief Executive Officer
and President